Exhibit 5

ALSTON&BIRD LLP
3201 Beechleaf Court, Suite 600
Raleigh, NC 27604-1062

919-862-2200
Fax: 919-862-2260
www.alston.com

Brad S. Markoff	Direct Dial: 919-862-2210

September 5, 2003

Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, IN 46240

    Re:
    Registration Statement on Form S-3

Ladies and Gentlemen:

        We are acting as counsel to Duke Realty Corporation, an Indiana corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement"), filed by the Company on September 5, 2003 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), to register 394,201 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), which may be offered from time to time by the selling shareholders named therein. This opinion letter is rendered pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

        We have examined copies of the Third Restated Articles of Incorporation and the Third Amended and Restated Bylaws of the Company and have made such further legal and factual examinations and investigations as we, in our professional judgment, have deemed appropriate to render the opinion contained herein. As to various questions of fact material to our opinions, we have relied upon certificates of, or communications with, officers of the Company.

        In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Indiana Business Corporation Law. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

One Atlantic Center 1201 West Peachtree Street Atlanta, GA 30309-3424 404-881-7000 Fax: 404-881-7777	Bank of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280-4000 704-444-1000 Fax: 704-444-1111	90 Park Avenue New York, NY 10016 212-210-9400 Fax: 212-210-9444	601 Pennsylvania Avenue, N.W. North Building, 10th Floor Washington, DC 20004-2601 202-756-3300 Fax: 202-756-3333

Duke Realty Corporation
September 5, 2003

        Based upon, subject to and limited by the foregoing, we are of the opinion that the shares of Common Stock to be registered under the Registration Statement have been duly authorized by all necessary action of the Company and when the shares of Common Stock have been sold as contemplated in the Registration Statement, such shares of Common Stock will be legally issued, fully paid and nonassessable.

        The opinion expressed herein is as of the date hereof. We assume no obligation to advise you of any changes in applicable law or other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

        We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Act.

Sincerely,
ALSTON & BIRD LLP
By:	/s/ BRAD MARKOFF Brad Markoff, Partner